Exhibit 99

Eaton First Quarter Operating Earnings Per Share of $1.01, Above Midpoint of Guidance

2015 Operating Earnings Per Share Guidance Midpoint Reduced by 2 Percent To $4.80 Principally Due to Higher Negative Currency Translation

DUBLIN--(BUSINESS WIRE)--April 29, 2015--Power management company Eaton Corporation plc (NYSE:ETN) today announced that operating earnings per share, which exclude charges of $0.02 per share to integrate recent acquisitions, were $1.01 for the first quarter of 2015, the same as the first quarter of 2014. Sales in the first quarter of 2015 were $5.2 billion, 5 percent lower than the same period in 2014. Operating earnings for the first quarter of 2015, excluding pre-tax charges of $11 million to integrate recent acquisitions, were $473 million.

Alexander M. Cutler, Eaton chairman and chief executive officer, said, “Our first quarter results are a solid start to the year, coming in slightly above the midpoint of our guidance despite the impact from additional negative currency translation.

“Our 5 percent sales decline in the first quarter consisted of 1 percent organic growth offset by negative 6 percent from currency translation,” said Cutler. “Our operating earnings per share were flat with the first quarter of 2014, driven by a 9 cent negative impact from lower currency translation and a higher tax rate. Without this impact, our first quarter 2015 operating earnings per share would have grown by 9 percent.

“We returned substantial cash to our shareholders during the quarter,” said Cutler. “We raised our quarterly dividend by 12 percent and repurchased $170 million of our shares.

“As a result of weaker conditions in some of our markets, we now anticipate our organic revenue growth in 2015 will be between 2 and 3 percent, 1 percent lower than our earlier estimate,” said Cutler. “In addition, most currencies have declined against the U.S. dollar by more than we anticipated at the start of the year. As a result, we now expect the impact of negative currency translation to be 5 percent, 1 percent higher than our earlier expectation.

“We anticipate operating earnings per share for the second quarter of 2015, which exclude an estimated $16 million of pre-tax charges to integrate our recent acquisitions, to be between $1.10 and $1.20,” said Cutler. “In light of a larger impact from negative currency translation and lower growth in our end markets, we are slightly reducing our guidance for full year 2015 operating earnings per share to between $4.65 and $4.95, a reduction of 2 percent.”

Business Segment Results

Sales for the Electrical Products segment were $1.7 billion, down 2 percent from 2014. Organic sales grew 4 percent, offset by a 6 percent decline from currency translation. Operating profits were $260 million. Excluding acquisition integration charges of $6 million during the quarter, operating profits were $266 million, down 5 percent from the first quarter of 2014.

“Our bookings in the first quarter in the Electrical Products segment were up 5 percent over the first quarter a year ago,” said Cutler. “March bookings were particularly strong, registering an increase of 12 percent.”

Sales for the Electrical Systems and Services segment were $1.4 billion, down 5 percent from the first quarter of 2014. Organic sales were down 1 percent and currency translation was negative 4 percent. The segment reported operating profits of $186 million. Excluding acquisition integration charges of $3 million during the quarter, operating profits were $189 million, down 3 percent from the first quarter of 2014.

“As we had expected, organic sales were slightly lower in the first quarter, reflecting the softness we saw in bookings during the second half of 2014,” said Cutler. “Bookings in the first quarter were flat with the first quarter of 2014. March orders showed a significant increase in activity, with bookings up 13 percent.”

Hydraulics segment sales were $665 million, down 15 percent from the first quarter of 2014. Organic sales in the quarter declined 9 percent and currency translation was negative 6 percent. Operating profits in the first quarter were $66 million. Excluding acquisition integration charges of $1 million during the quarter, operating profits were $67 million, a decline of 40 percent from the first quarter of 2014.

“The hydraulics markets in the first quarter of 2015 were down markedly, reflecting the downturns in global agricultural equipment and Chinese construction equipment,” said Cutler. “Our bookings in the quarter were down 18 percent. 2015 will be more challenging for our Hydraulics business than we had anticipated at the start of the year.”

Aerospace segment sales were $464 million, equal to the first quarter of 2014. Organic growth of 8 percent was offset by 5 percent from the two divestitures we completed in the middle of 2014 and by 3 percent from negative currency translation. Operating profits in the first quarter were $77 million, up 24 percent over the first quarter of 2014.

“Aerospace markets in the first quarter posted another quarter of good growth,” said Cutler. “Bookings in the quarter rose 1 percent compared to the first quarter of 2014.”

The Vehicle segment posted sales of $955 million, down 4 percent compared to the first quarter of 2014. Organic growth of 4 percent was offset by negative currency translation of 8 percent. The segment reported operating profits in the first quarter of $164 million, up 9 percent over the first quarter of 2014.

“North American truck markets were particularly strong in the quarter,” said Cutler. “We continue to expect the NAFTA Class 8 truck market in 2015 to be 330,000.”

Eaton is a power management company with 2014 sales of $22.6 billion. Eaton provides energy-efficient solutions that help our customers effectively manage electrical, hydraulic and mechanical power more efficiently, safely and sustainably. Eaton has approximately 102,000 employees and sells products to customers in more than 175 countries. For more information, visit www.eaton.com.

Notice of conference call: Eaton’s conference call to discuss its first quarter results is available to all interested parties as a live audio webcast today at 10 a.m. United States Eastern time via a link on the center of Eaton’s home page. This news release can be accessed under its headline on the home page. Also available on the website prior to the call will be a presentation on first quarter results, which will be covered during the call.

This news release contains forward-looking statements concerning second quarter 2015 operating earnings per share, full year 2015 operating earnings per share, 2015 organic revenue growth, and the impact on 2015 operating earnings per share from negative currency translation. These statements should be used with caution and are subject to various risks and uncertainties, many of which are outside the company’s control. The following factors could cause actual results to differ materially from those in the forward-looking statements: unanticipated changes in the markets for the company’s business segments; unanticipated downturns in business relationships with customers or their purchases from us; competitive pressures on sales and pricing; unanticipated changes in the cost of material and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; strikes or other labor unrest; the performance of recent acquisitions; unanticipated difficulties integrating acquisitions; new laws and governmental regulations; interest rate changes; changes in tax laws or tax regulations; stock market and currency fluctuations; and unanticipated deterioration of economic and financial conditions in the United States and around the world. We do not assume any obligation to update these forward-looking statements.

Financial Results

The company’s comparative financial results for the three months ended March 31, 2015 are available on the company’s website, www.eaton.com.

EATON CORPORATION plc
CONSOLIDATED STATEMENTS OF INCOME

	Three months ended March 31

(In millions except for per share data)	2015	2014
Net sales	$5,223	$5,492

Cost of products sold	3,593	3,858
Selling and administrative expense	915	962
Research and development expense	158	162
Interest expense - net	57	62
Other income - net	(5)	(5)
Income before income taxes	505	453
Income tax expense	38	12
Net income	467	441
Less net income for noncontrolling interests	(1)	(2)
Net income attributable to Eaton ordinary shareholders	$466	$439

Net income per ordinary share
Diluted	$0.99	$0.92
Basic	1.00	0.92

Weighted-average number of ordinary shares outstanding
Diluted	470.0	478.8
Basic	467.9	475.8

Cash dividends declared per ordinary share	$0.55	$0.49

Reconciliation of net income attributable to Eaton ordinary shareholders to operating earnings
Net income attributable to Eaton ordinary shareholders	$466	$439
Excluding acquisition integration charges (after-tax)	7	44
Operating earnings	$473	$483

Net income per ordinary share - diluted	$0.99	$0.92
Excluding per share impact of acquisition integration charges (after-tax)	0.02	0.09
Operating earnings per ordinary share	$1.01	$1.01

See accompanying notes.

EATON CORPORATION plc
BUSINESS SEGMENT INFORMATION

	Three months ended March 31

(In millions)	2015	2014
Net sales
Electrical Products	$1,691	$1,726
Electrical Systems and Services	1,448	1,524
Hydraulics	665	782
Aerospace	464	464
Vehicle	955	996
Total net sales	$5,223	$5,492

Segment operating profit
Electrical Products	$260	$250
Electrical Systems and Services	186	169
Hydraulics	66	108
Aerospace	77	62
Vehicle	164	151
Total segment operating profit	753	740

Corporate
Amortization of intangible assets	(102)	(110)
Interest expense - net	(57)	(62)
Pension and other postretirement benefits expense	(28)	(51)
Other corporate expense - net	(61)	(64)
Income before income taxes	505	453
Income tax expense	38	12
Net income	467	441
Less net income for noncontrolling interests	(1)	(2)
Net income attributable to Eaton ordinary shareholders	$466	$439

See accompanying notes.

EATON CORPORATION plc
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2015	December 31, 2014
(In millions)
Assets
Current assets
Cash	$663	$781
Short-term investments	139	245
Accounts receivable - net	3,733	3,667
Inventory	2,424	2,428
Deferred income taxes	576	593
Prepaid expenses and other current assets	405	386
Total current assets	7,940	8,100

Property, plant and equipment - net	3,634	3,750

Other noncurrent assets
Goodwill	13,548	13,893
Other intangible assets	6,317	6,556
Deferred income taxes	220	228
Other assets	1,037	1,002
Total assets	$32,696	$33,529

Liabilities and shareholders’ equity
Current liabilities
Short-term debt	$267	$2
Current portion of long-term debt	1,244	1,008
Accounts payable	1,969	1,940
Accrued compensation	282	420
Other current liabilities	1,904	1,985
Total current liabilities	5,666	5,355

Noncurrent liabilities
Long-term debt	7,829	8,024
Pension liabilities	1,530	1,812
Other postretirement benefits liabilities	506	513
Deferred income taxes	881	901
Other noncurrent liabilities	1,020	1,085
Total noncurrent liabilities	11,766	12,335

Shareholders’ equity
Eaton shareholders’ equity	15,210	15,786
Noncontrolling interests	54	53
Total equity	15,264	15,839
Total liabilities and equity	$32,696	$33,529

See accompanying notes.

EATON CORPORATION plc
NOTES TO THE FIRST QUARTER 2015 EARNINGS RELEASE

Amounts are in millions of dollars unless indicated otherwise (per share data assume dilution).

Note 1. NON-GAAP FINANCIAL INFORMATION

This earnings release includes certain non-GAAP financial measures. These financial measures include operating earnings, operating earnings per ordinary share, and operating profit before acquisition integration charges for each business segment as well as corporate, each of which excludes amounts that differ from the most directly comparable measure calculated in accordance with generally accepted accounting principles (GAAP). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included in this earnings release. Management believes that these financial measures are useful to investors because they exclude transactions of an unusual nature, allowing investors to more easily compare Eaton Corporation plc's (Eaton or the Company) financial performance period to period. Management uses this information in monitoring and evaluating the on-going performance of Eaton and each business segment.

Excluding after-tax acquisition integration charges of $7 and $44, operating earnings were $473 and $483 for the first quarter of 2015 and 2014, respectively. Excluding the per share impact of acquisition integration charges of $0.02 and $0.09, operating earnings per ordinary share were $1.01 for both the first quarter of 2015 and 2014, respectively.

Excluding a negative $0.09 per share impact from currency translation and a higher tax rate, operating earnings per ordinary share were $1.10 for the first quarter of 2015.

Note 2. ACQUISITION INTEGRATION CHARGES

Eaton incurs integration charges related to acquired businesses. A summary of these charges follows:

					Operating profit
	Acquisition		Operating profit		excluding acquisition
	integration charges		as reported		integration charges
	Three months ended March 31
	2015	2014	2015	2014	2015	2014
Acquisition integration charges
Electrical Products	$6	$29	$260	$250	$266	$279
Electrical Systems and Services	3	26	186	169	189	195
Hydraulics	1	4	66	108	67	112
Aerospace	—	—	77	62	77	62
Vehicle	—	—	164	151	164	151
Total business segments	10	59	$753	$740	$763	$799
Corporate	1	7
Total acquisition integration charges before income taxes	$11	$66
Total after income taxes	$7	$44
Per ordinary share - diluted	$0.02	$0.09

Business segment integration charges in 2015 and 2014 were related primarily to the integration of Cooper Industries plc (Cooper). These charges were included in Cost of products sold or Selling and administrative expense, as appropriate. In Business Segment Information, the charges reduced Operating profit of the related business segment.

Corporate integration charges in 2015 and 2014 were related to the acquisition of Cooper. These charges were included in Selling and administrative expense. In Business Segment Information, the charges were included in Other corporate expense - net.

Note 3. INCOME TAXES

The effective income tax rate for the first quarter of 2015 was expense of 8% compared to expense of 3% for the first quarter of 2014. The increase in the effective income tax rate in first quarter of 2015 is primarily due to more income earned in higher tax jurisdictions including the United States.

CONTACT:
Eaton Corporation plc
Media Relations
Scott R. Schroeder, +1 440-523-5150
scottrschroeder@eaton.com
or
Investor Relations
Don Bullock, +1 440-523-5127